Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
Tel. 225.932.2546

SHAW ANNOUNCES TENDER OFFER FOR
OUTSTANDING 10 3/4% SENIOR NOTES DUE 2010

      Baton Rouge, Louisiana, April 4, 2005 — The Shaw Group Inc. (NYSE: SGR) today announced that it plans to commence a tender offer (the “Offer”) on April 5, 2005, for all of its outstanding 10 3/4% Senior Notes due 2010 (Senior Notes) with a total principal amount outstanding of approximately $250 million. The total consideration to be offered in the tender will be $1,146.81 per $1,000 note. The total consideration includes a consent payment of $25 per $1,000 principal amount of Senior Notes payable only to Holders who tender their Senior Notes and deliver their consents to the proposed amendments to the indenture governing the Senior Notes during the consent period and prior to the consent time. Holders who tender their Senior Notes after the consent time and prior to the expiration time will be entitled to receive the total consideration less the $25 consent payment per $1,000 principal amount of the Senior Notes on the final settlement date for the Senior Notes. In addition, we will pay accrued and unpaid interest on such $1,000 principal amount of Senior Notes up to, but not including, the payment date for Senior Notes accepted for purchase. The consent period will expire on April 19, 2005, and the Offer will expire on May 4, 2005. Shaw intends to fund the repurchase with proceeds from a proposed offering of 12.5 million shares of common stock together with additional funds. Assuming all Senior Notes are tendered and accepted by us at the offer price, we will recognize a loss on the repurchase of the Senior Notes, net of income taxes, of approximately $30.6 million in the third quarter of fiscal 2005.

      The terms and conditions of the Offer will be set forth in Shaw’s Offer to Purchase, which will be distributed to the holders of the Senior Notes when the Offer is commenced. Subject to applicable law, Shaw may, at its sole discretion, waive any condition applicable to the Offer or extend or terminate or otherwise amend the Offer. The consummation of the Offer for the Senior Notes is subject to certain conditions, including the successful completion of Shaw’s pending common stock offering and upon the tender of a majority of the outstanding principal amount of Senior Notes. The conditions will be fully described in the Offer to Purchase.

      UBS Securities LLC will act as dealer manager and solicitation agent, D.F. King & Co., Inc. will be the information agent and The Bank of New York will serve as the tender agent in connection with the Offer.

      This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities, with respect to any Senior Note. The Offer may only be made pursuant to the terms of the Offer to Purchase and the accompanying Letter of Transmittal. Each holder of the Senior Notes should read the Offer to Purchase and the Letter of Transmittal when it receives them, as they contain important information. Upon commencement of the Offer, copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent.

      None of the Company, the dealer manager and solicitation agent, the information agent or the tender agent makes any recommendation in connection with the Offer or the consent solicitation.

      The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 1,000 company with over $3 billion in revenues, Shaw is headquartered in Baton Rouge, Louisiana, and employs approximately 19,500 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company’s website at www.shawgrp.com.

      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

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